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TCAP - Triangle Capital Corp Announces Sale of Investment Portfolio and Simultaneous Externalization - M&A Call

EVENT DATE/TIME: APRIL 04, 2018 / 1:00PM GMT

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Client Id: 77

APRIL 04, 2018 / 1:00PM, TCAP - Triangle Capital Corp Announces Sale of Investment Portfolio and Simultaneous Externalization - M&A Call

CORPORATE PARTICIPANTS

E. Ashton Poole Triangle Capital Corporation - CEO & Chairman of the Board

Eric J. Lloyd Barings LLC - MD and Head of Global Private Finance

Steven C. Lilly Triangle Capital Corporation - Founder, Senior MD, CFO, Secretary, Chief Compliance Officer & Director

Thomas F. Moses Triangle Capital Corporation - VP and Treasurer

CONFERENCE CALL PARTICIPANTS

Casey Jay Alexander Compass Point Research & Trading, LLC, Research Division - Senior VP & Research Analyst

David Brian Miyazaki Confluence Investment Management LLC - SVP and Portfolio Manager

Jonathan Gerald Bock Wells Fargo Securities, LLC, Research Division - MD and Senior Equity Analyst

Robert James Dodd Raymond James & Associates, Inc., Research Division - Research Analyst

PRESENTATION

Operator

At this time, I would like to welcome everyone to Triangle Capital Corporation’s conference call. (Operator Instructions)

The hosts for today’s call are Triangle Capital Corporation’s Chairman and Chief Executive Officer, Ashton Poole; Chief Financial Officer, Steven Lilly; and Barings LLC Head of Global Private Finance, Eric Lloyd.

I will now turn the call over to Tommy Moses, Triangle Capital Corporation’s Senior Vice President and Treasurer, for the necessary safe harbor disclosures.

Thomas F. Moses - Triangle Capital Corporation - VP and Treasurer

Thank you, Michelle, and thanks to everyone for joining us today.

In addition to the press release issued this morning, we have posted an investor presentation under the Investor Relations section of our website at www.tcap.com under the heading Featured Events. We will be referencing this presentation during this call.

Please note that this call will contain forward-looking statements which are subject to risks and uncertainties. All statements other than historical facts, including statements relating to the expected closing of the transactions, the ability of the parties to complete the proposed transactions based on the various closing conditions and certain aspects of the proposed transactions, such as selling 100% of Triangle’s existing investment portfolio for cash and linking Triangle with a global private credit manager are forward-looking statements. These statements are subject to risks, and our actual future results may differ materially from those expressed on this call. TCAP assumes no obligation to update any forward-looking statements.

At this time, I’d like to turn the call over to Ashton.

E. Ashton Poole - Triangle Capital Corporation - CEO & Chairman of the Board

Thanks, Tommy. Good morning, everyone, and thank you for joining us on today’s call.

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Client Id: 77

APRIL 04, 2018 / 1:00PM, TCAP - Triangle Capital Corp Announces Sale of Investment Portfolio and Simultaneous Externalization - M&A Call

We are excited to announce that our Board of Directors has unanimously approved a tri-party combination transaction. First, Triangle Capital Corporation has entered into an asset purchase agreement with an affiliate of Benefit Street Partners L.L.C., or BSP, under which we will sell our December 31, 2017, investment portfolio to funds advised by BSP for $981.2 million in cash.

Simultaneously, Triangle entered into a stock purchase and transaction agreement with Barings LLC, through which Barings will become the investment adviser to the company and make a payment of $85 million or $1.78 per share directly to Triangle’s shareholders.

On Slide 4 of the presentation from our website, we detail to you the stated goals of our board to review our strategic alternatives, which were to maximize value for our shareholders and to partner with an organization having the scale, scope and resources to help us accelerate our transition to a senior secured provider of capital to the lower and middle markets. We are pleased that the announced transactions accomplished both of those objectives.

Turning to Slide 5 and 6 of the presentation. We have provided a transaction summary as well as a diagram which illustrates the 2-step transaction.

In the first step, Triangle has agreed to sell 100% of our December 31, 2017, investment portfolio to funds advised by BSP for cash proceeds totaling approximately $981.2 million or 96.5% of the December 31, 2017, fair market value.

The second step of the transaction is our partnership with Barings, one of the largest, most well-known global financial services firms and highly regarded private credit asset managers, in which Barings will become the investment adviser of Triangle.

Barings has committed $235 million to Triangle Capital and its shareholders as follows: At closing, Barings has committed to make a onetime cash payment directly to Triangle shareholders in the amount of $85 million or $1.78 per share.

In addition, Barings has also committed to purchase $100 million of newly issued shares of TCAP stock at net asset value at closing.

Triangle has committed to use a minimum of $50 million of the proceeds from the sale of shares to Barings to conduct a tender offer for TCAP stock at prices up to and including net asset value per share.

Lastly, Barings has committed to purchase up to an additional $50 million of TCAP shares on the open market, at prices up to and including net asset value per share for a period of 2 years post closing.

The combined transaction represents total cash consideration, net of the repayment of debt to the company and to Triangle shareholders, of $691.2 million or approximately $14.48 per share as of December 31, 2017, and 1.08x Triangle’s December 31, 2017, net asset value per share.

Net of estimated transaction expenses, other onetime charges and the repayment of debt, the sale of the December 31, 2017, investment portfolio and the $85 million payment represents total cash consideration to the company and to Triangle shareholders of $658.6 million or approximately $13.80 per share as of December 31, 2017, and 1.03x Triangle’s December 31, 2017, net asset value.

Based on our analysis, we believe the combined transaction multiples of net asset value are among the highest achieved in the BDC industry.

And now I’d like to turn the call over to Steven.

Steven C. Lilly - Triangle Capital Corporation - Founder, Senior MD, CFO, Secretary, Chief Compliance Officer & Director

Thanks, Ashton.

In addition to referencing the transaction and shareholder benefits of selling our investment portfolio for cash, Slide 7 outlines the advantages of Barings serving as the external manager of the BDC, which included its status as a seasoned credit manager, a shareholder-friendly management fee structure and Barings’ direct capital investment, which will create an industry-leading alignment between the external manager and the publicly traded BDC.

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APRIL 04, 2018 / 1:00PM, TCAP - Triangle Capital Corp Announces Sale of Investment Portfolio and Simultaneous Externalization - M&A Call

With more than $300 billion in assets under management, including approximately $14 billion in direct lending and private middle-market finance commitments, we believe Barings possesses the scale, scope and resources to enable the BDC to become immediately more relevant to a greater number of financial sponsors by being able to provide larger commitments of flexible capital solutions across a wider platform of investment opportunities. Coupling this expanded financial presence with Barings’ proven ability to manage credit-driven vehicles across multiple economic cycles, it is incredibly exciting for Triangle Capital’s shareholders and team members.

Slide 8 provides an analysis of the total cash consideration to Triangle and Triangle shareholders.

On the left side of the slide, the estimated net cash consideration of $13.80 per share equates to a premium of approximately 26% over yesterday’s closing price, a premium of approximately 3% over our December 31, 2017, net asset value per share of $13.43, and a premium of approximately 43% over our unaffected closing price of $9.68 at the time of the announcement of the board’s review of strategic alternatives.

On Slide 9, you can see a diagram of the resulting public entity, which will have approximately $600 million of fresh cash available for immediate investment in Barings’ liquid credit strategy.

By selling 100% of our existing investment portfolio to a single buyer, we will be able to accelerate the repositioning of Triangle’s asset base to senior secured debt investments, which, when married with Barings’ disciplined credit oversight, should provide for a meaningfully more stable and less volatile revenue, net investment income and dividend stream going forward.

At this point, we do not know which employees of Triangle Capital will migrate to the Barings platform or to the BSP platform, but we anticipate gaining clarity on that front as we move toward closing.

In addition, we are communicating actively with one of our most important partners, the Small Business Administration, to determine the future of our 3 SBIC licenses. Given that the SBA has full latitude to require the repayment of these licenses, we have structured the joint transaction to allow for their full repayment. However, we are in close communication with our partners at the SBA regarding the details of the combined transaction as either counterparty may express interest in trying to maintain the SBIC licenses, of course only on terms acceptable to the SBA in its sole discretion.

From a quarterly dividend perspective, we paid our first quarter dividend on March 28. Based on our agreement with BSP, whereby they effectively own both the risks and the economics of the investment portfolio as of yesterday’s signing, we do not anticipate making a second quarter 2018 quarterly dividend payment. Instead, shareholders will receive a $1.78 per share distribution payment at closing in June or July, assuming the transaction closes on schedule. On a post-closing basis, Barings will position the investment portfolio to generate an appropriate dividend yield for the senior-oriented investment portfolio they intend to (inaudible).

And now I’d like to turn the call over to Eric Lloyd, Head of the Global Private Finance Group at Barings, to provide an overview of Barings and to discuss the company’s investment strategy going forward.

Eric J. Lloyd - Barings LLC - MD and Head of Global Private Finance

Thanks, Ashton and Steven. I am Eric Lloyd, and I appreciate the opportunity to introduce Barings to those of you on today’s call.

As they would have it, however, in the last 24 hours, I’ve come down with a bad cold, so I apologize for my voice in advance.

First, I wanna say how much we appreciate the trust the TCAP Board and management team have put in Barings. We are very excited about the prospect of managing this BDC going forward, and we will do our very best to earn the confidence of shareholders.

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APRIL 04, 2018 / 1:00PM, TCAP - Triangle Capital Corp Announces Sale of Investment Portfolio and Simultaneous Externalization - M&A Call

Turning to Slide 10 of the presentation.

Barings is a global firm headquartered in Charlotte, North Carolina. We have 400 employees in our Charlotte headquarters and another 600 employees located throughout 16 offices in the United States. We are a deep and experienced credit manager, with $220 billion invested across various fixed income and credit markets. I have the privilege to manage our private finance group, of which the BDC will be a part.

Turning to Slide 11.

Barings has over 1,000 institutional investors. These include university endowments, corporate pension plans, insurance companies among others. Barings also has experience managing private and public vehicles. One of these funds, with the ticker BGH, invests in liquid assets, including loans and bonds. Two other funds are managed by the private finance group. Their tickers are MCI and MPV. They invest primarily in middle-market and mezzanine debt securities.

Importantly, introduction to our investment management. We are experienced in managing the other important elements of public entities, including finance and accounting, audit, investor relations and legal. In fact, Barings has over 1,000 people across our firm who support our investment professionals. They enable the investment teams to focus on evaluating new investment opportunities and managing those portfolios.

Moving to Slide 12.

We hope you’ll agree that Barings is demonstrating significant shareholder alignment in this transaction. Ashton and Steven walked through the transaction earlier in the call. This is a very significant investment by Barings. Including the initial payment and the subsequent investments, Barings will invest $235 million.

Shareholder alignment is important to Barings. Immediately following the closing and our $100 million primary share investment, Barings will own approximately 15% of the BDC. An additional $50 million will be set to — for open-market purchase programs over a 2-year period of time, which will allow us to [own] an incremental percentage of the company.

Another way we will demonstrate shareholder alignment is through our fee structure that is one of the lowest in the BDC space. The management fee will begin at 1% on invested assets and then rise to 1 1/8% in 2019, and then to 1 3/8% in 2020 and thereafter. The lower fees in 2018 and 2019 are short-term benefits to the BDC shareholders.

The incentive fee is a fee paid by the BDC only if the BDC meets a minimum return. The minimum yield level is called the hurdle rate, and we are setting the hurdle rate at 8%. We are setting it at 8% because we are targeting at least an 8% run rate dividend yield on book. So we feel that the hurdle rate of 8% is logical and is consistent with our targeted dividend and aligns us with shareholders.

Now turning to Page 13. I will speak specifically about our North American private finance group, which will be the investment team working on behalf of the BDC on the go-forward strategy.

Our private finance group has been lending money to the middle-market companies since the early 1990s. We are a growing area of Barings and have over 50 investment team members. Our investment team’s 20 managing directors average over 20 years of experience, and we’ve all been through many credit cycles, and that experience benefits our investors.

In 2017, this experienced team closed over $2.5 billion of new debt investments in North America across 55 new platforms and another 40 additional add-on investments.

Barings has SEC exemptive relief, which means that these investments could be allocated to the BDC and to other funds that we manage.

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APRIL 04, 2018 / 1:00PM, TCAP - Triangle Capital Corp Announces Sale of Investment Portfolio and Simultaneous Externalization - M&A Call

Most of our deals are alongside private equity sponsors to companies with less than $75 million of EBITDA. We put a lot of emphasis on our sponsor coverage and origination. In fact, in 2017, we originated deals with over 250 different sponsors and closed investments with over — with 61 different private equity firms.

Our scale and breadth of capital solutions really helps in winning new deals. We can commit sizable capital in a single deal. This size and our ability to provide various capital solutions makes us an important partner to our private equity clients.

We have a rigorous credit approval process. And once we close a new deal, we have systematic monitoring processes. All these systems and procedures have benefited our investors.

Since 2011 when we established our senior debt strategy, we have not lost money on any senior secured investment debt in North America. We intend to invest primarily in senior secured debt in this BDC for the reasons we will discuss shortly. We are proud of our realized returns in this asset class with our unleveraged senior debt returns of over 8%.

Turning to Slide 14.

When Barings begins managing the BDC, we will immediately begin originating in closing private debt deals for the BDC. We expect the dividend to be 8% or higher once we are fully invested in a senior secured private debt strategy. However, it takes time to originate high-quality investments that are attractive risk-return assets. Therefore, there will be a transition period, where we would transition from a liquid portfolio to a private debt portfolio. During this transition period, we expect to have a lower asset yield than our long-term target.

Recall, we also will have a lower-than-typical management fee in 2018 and 2019. We are targeting an initial dividend yield of at least 6% and then the expected dividend to increase to 8% or higher as we transition the portfolio into private senior secured debt.

Initially, as I stated, the BDC will be invested in liquid, non-investment-grade, fixed-income assets.

Last year, Barings invested over $35 billion in high-yielding loans and bonds in the United States and are one of the best-known groups for these types of investments. We believe we’re one of the largest managers of liquid loans in the United States based on number of professionals and assets managed. That level of returns tend to be lower for liquid loans versus private debt, which is why we have a lower targeted dividend during the transition period. When we originate private debt for the BDC to invest in, we will sell the liquid investments and invest in a private debt.

Moving to Slide 15.

As I have stated, we intend for the BDC to primarily make private senior secured debt investments. We believe this strategy is the best alternative to generate consistent returns with relatively low volatility. That is what we want for our shareholders and ourselves as a very significant shareholder.

There are many benefits to a senior secured debt-focused strategy. A few of these are, the components of a senior’s — senior debt return are contractual, meaning they derive from the interest rate up front in prepayments fees and return of principal. They are not reliant upon equity gains. These factors help make the return more predictable.

Substantially all of the senior debt investments we make are floating-rate loans, which we prefer also, as to minimize interest rate risk.

Preservation of capital is a cornerstone of our investment philosophy. We have a number of structural protections when we invest. For example, we avoid too much leverage on our companies, have security interest and also have a meaningful equity cushion beneath our debt.

One other advantage to a senior debt portfolio is the BDC itself can obtain attractive leverage on its portfolio. A BDC can borrow at cheaper rates and better terms against a senior debt portfolio than a more junior capital portfolio. So this lower cost leverage reduces borrowing costs.

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Client Id: 77

APRIL 04, 2018 / 1:00PM, TCAP - Triangle Capital Corp Announces Sale of Investment Portfolio and Simultaneous Externalization - M&A Call

Before I turn it back over to Ashton and Steven, let me reinforce how excited we are about the opportunity to manage this BDC going forward. With our scale, decades of experience, significant cash investment, initial ownership stake of approximately 15% and shareholder-friendly fee structure, we are confident this BDC will be a success going forward.

E. Ashton Poole - Triangle Capital Corporation - CEO & Chairman of the Board

Thanks, Eric.

Turning to Slide 16. Triangle will file a preliminary proxy this month with the SEC. In addition, the shareholder payment of $85 million or $1.78 per share will be paid to shareholders of record as of the closing date, which, assuming the the transaction closes on schedule, will be in June or July of this year.

Upon closing, Barings plans to rename TCAP and obtain a new ticker for the BDC, which will reflect the Barings brand. We are confident that Barings will build on Triangle’s legacy and continue the evolution of an industry-leading BDC, which, going forward, will have a leading financial sponsor coverage platform coupled with disciplined credit underwriting and the significant resources of a global financial services firm.

And with that, Michelle, we will open the line for questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Our first question comes from Jonathan Bock of Wells Fargo Securities.

Jonathan Gerald Bock - Wells Fargo Securities, LLC, Research Division - MD and Senior Equity Analyst

The first question I’ll have will go to you, Eric. As it relates to the potential portfolio that one will purchase at closing of the deal — I think you mentioned that you would obtain or get access to a liquid debt portfolio — can you give us a sense of where this liquid debt portfolio comes from? And more importantly, just a sense of its composition. Is it going to be — and has it been already originated within the Barings complex either on Mass’ balance sheet or perhaps one of your LPs?

Eric J. Lloyd - Barings LLC - MD and Head of Global Private Finance

Thanks, Jonathan. This is Eric. First, I’ll state that it’s going to be in liquid, non-investment-grade assets. We have not originated that portfolio nor would we, given the (inaudible) Act nature of this vehicle, in advance of the closing of the transaction. We do believe, based on history, that we could ramp such portfolio comfortably within a 90-day period of time. As an example, we did about $35 billion of the North American non-investment-grade liquid investments last year. So we believe to ramp this over that 90-day period of time is a time frame that we’re comfortable with. As far as the exact composition of that portfolio, it hasn’t been established specifically, but I would think it would be primarily made up of floating-rate senior secured assets as a more conservative approach to generate that portfolio.

Jonathan Gerald Bock - Wells Fargo Securities, LLC, Research Division - MD and Senior Equity Analyst

Got it, okay. So then the next question will go to the leverage level that one would look to employ. Is it your intention to lever that portfolio at beneath 1:1 debt restriction or above the 1:1 debt limitation? That ceiling has now been lifted post the passage of the congressional Small Business Credit Availability Act.

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APRIL 04, 2018 / 1:00PM, TCAP - Triangle Capital Corp Announces Sale of Investment Portfolio and Simultaneous Externalization - M&A Call

Eric J. Lloyd - Barings LLC - MD and Head of Global Private Finance

Yes. So — and so that’s 2 parts. So if I don’t answer it specifically, please let me know. First, I’ll say we have experience managing leveraged portfolios, both on the private and the public side. In those leveraged facilities across each of our platforms, we run it at a very prudent level with a real focus on capital preservation. So we do intend, as far as the transaction, to ask shareholders to approve the increased leverage profile in the transaction. So assuming that the leverage is the 1:1 leverage, we would operate it within that 1:1 leverage, lower then. To the extent we did get the approval to have it at a higher leverage, again we would still run it at some cushion to that overall level. And so we really, depending on the outcome of that shareholder vote, will determine the leverage level that we would operate it in.

Jonathan Gerald Bock - Wells Fargo Securities, LLC, Research Division - MD and Senior Equity Analyst

Got it, got it. And then as it relates to just the number of originators as you have continually grown the platform, can you give us a sense of just the amount of investment origination professionals that yourself, any — and oversee and where you believe now — given the size of this BDC, where you’re looking to take the growth of that headcount and business over time in a market where good originators come at a premium cost?

Eric J. Lloyd - Barings LLC - MD and Head of Global Private Finance

Yes, they do come at a premium cost. And this — the good news is, we’ve been a growing platform with, in fact, great support from our executive management, Tom Finke and Mike Freno, as well as from MassMutual as we have built this platform out. To give you some numbers, as I stated, in North America last year, we did a little over $2.5 billion of directly originated transactions. And so when you think of a number of originators, we run a business that has people who are primarily focused on origination and people who are primarily focused on execution and underwriting and portfolio management. However, we do not segment people into specific boxes. We believe that a field team originates and everybody is a part of that origination; and that a field team underwrites the portfolio and manages an asset, and everybody is a part of that from a team basis from the origination through the completion of that asset repayment. So as we think of growth on the platform, as I mentioned earlier, so we have about 20 managing directors on our platform in North America. They average a little over 20 years experience. We added a number of people last year. We added 2 managing directors who are primarily focused on origination. We sit in the market today. We feel comfortable with our ability to originate in a market that’s challenging. But volumes would say that we have generated assets on attractive risk-return that can get the portfolio funded on a timely basis.

Jonathan Gerald Bock - Wells Fargo Securities, LLC, Research Division - MD and Senior Equity Analyst

Got it. And then I appreciate your comments with regards to a shareholder vote on 2:1 as well as the build-out of the platform. And so the final question would be — we understand that Barings operates a number of funds in high-yield, equity, et cetera. So turning to private debt specifically, Eric. Now running to the extent at a higher leverage level, is the fee structure that you charge — actually, I should say it this way. What is the — is there a significant difference in the fee structures that you’ll charge your private LPs versus what you are about to charge the BDC shareholders in the form of the new management fee structure?

Eric J. Lloyd - Barings LLC - MD and Head of Global Private Finance

So I don’t want to get into comparing different LP fee structures. The reality is each of those disparate funds or separately managed accounts have their own specific targeted return, investment guidelines and an asset mix that’s consistent with what we believe the fee structure for that particular client and that particular strategy. When we look at the BDC space in general, we believe that the fee structure of 1 3/8% and an 8% hurdle rate is very attractive relative to the comparable strategies that we see out there.

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APRIL 04, 2018 / 1:00PM, TCAP - Triangle Capital Corp Announces Sale of Investment Portfolio and Simultaneous Externalization - M&A Call

Operator

Our next question comes from Leslie Vandegrift of Raymond James.

Robert James Dodd - Raymond James & Associates, Inc., Research Division - Research Analyst

Actually, it’s Rob. But just — first, Ashton and Steven, congratulations on getting a little more — it looks like a pretty good asset value for shareholders here, and I’ve got a couple of questions, Eric, if I can. I mean, you mentioned ramping up at the close but taking maybe 90 days to ramp up the liquid debt portfolio. Obviously, no dividend payment in Q2. The $1.78, I presume, will not be qualified as a — classified as a dividend. What’s realistic to expect when the TCAP as they existed, A shareholders, could start receiving a dividend again. Maybe Q4 as it takes 90 days after the close to ramp up? Or is 2019 a more realistic expectation for shareholders to expect income again?

Eric J. Lloyd - Barings LLC - MD and Head of Global Private Finance

Thank you for your question. I think, first, it probably depends on what the closing date is, so I’ll kind of maybe reference things back to the closing date as opposed to a specific quarter. And so we clearly intend to distribute income as that income is earned. And so should there be some income in the, call it, following 3 months post closing that should be distributed, the answer to that is yes, we do intend to distribute income as we’ve earned that. I think assuming it’s a 90-day-or-so ramp, it’s fair to say that, that quarter, the quarter that’s 90 to 180 days post closing, should be a full distribution of that — those ramped assets as we would have that up to the AUM that we expected to be. Does that answer your question?

Robert James Dodd - Raymond James & Associates, Inc., Research Division - Research Analyst

Got it. that does. It’s very helpful. And the second one, I mean, as you said, I mean, on the plans for the management fee structure, looks very competitive, starting out at 1%, ramping up to the low end of what a typical BDC charges, 2%. Hurdle rate at 8%, which is the high end, which is good for shareholders. Was that — one of the things you emphasize is a target at Barings of preserving capital. Obviously, preserving capital is in the best interest of shareholders as well. Was there any consideration put into whether to put in a look-back function? Total return hurdle, capital loss or capital gain look-back over 3 years or some rolling period into the management fee structure? Or — and if there was, why was it decided against? Or if there wasn’t, why wasn’t it considered?

Eric J. Lloyd - Barings LLC - MD and Head of Global Private Finance

So I apologize. I did not cover that when I went through the documentation. We did put in a 3-year look-back feature into our fees or IMA that you will see. It begins in 2020, and we did that because that’s consistent with when we will be ramped to a profit debt strategy in our best estimation. And then starting at — beginning of 2020, as those quarters roll in, each of those quarters will begin to build the 3-year look-back feature in this.

Operator

Our next question comes from Casey Alexander of Compass Point.

Casey Jay Alexander - Compass Point Research & Trading, LLC, Research Division - Senior VP & Research Analyst

I’m curious, was Barings willing to take on the TCAP portfolio but simply at a lower price than what Benefit was willing to pay? Or was having kind of a fresh start really the primary objective for Barings in order to engage in the transaction?

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APRIL 04, 2018 / 1:00PM, TCAP - Triangle Capital Corp Announces Sale of Investment Portfolio and Simultaneous Externalization - M&A Call

Steven C. Lilly - Triangle Capital Corporation - Founder, Senior MD, CFO, Secretary, Chief Compliance Officer & Director

Casey, this Steven Lilly at the company. Appreciate the question. We’ll give a quick perspective and allow Eric to give one as well. From our standpoint, we, I think, believe in the process that we had multiple options, if you will, with the transaction. We collectively thought — our board collectively thought that the transaction with Benefit Street executable on a cash basis represented an excellent degree of certainty for our shareholders at also an excellent value for our shareholders. I will let Eric opine on what Barings may or may not have been willing to consider on the other side of that. So Eric, I’ll turn that part of the question to you.

Eric J. Lloyd - Barings LLC - MD and Head of Global Private Finance

Absolutely, Steven. Thanks. And so I guess I would look at it as the value to shareholders we believe to be attractive when you look at the Benefit Street purchase and then our externalization of the manager. We believe that it gives us a platform to begin to build from scratch the senior secured strategy that we believe is the most attractive for shareholders.

Operator

Our next question comes from David Miyazaki of Confluence Investment Management.

David Brian Miyazaki - Confluence Investment Management LLC - SVP and Portfolio Manager

Ashton and Steven, I guess to begin with, obviously it’s been kind of a rough road here for the past couple of years, but I do greatly appreciate your work here at the end. It’s — it looks like a very good effort to create value for shareholders. Eric, a question for you. As you’re looking forward in your business strategy, appreciate your clarification that you’re going to be focused on senior and a floating rate middle-market loans. How do you feel about the use of the 30% bucket?

Eric J. Lloyd - Barings LLC - MD and Head of Global Private Finance

So David, we haven’t initially made any determinations on how we’re going to use with that 30% bucket. We are intent to fully ramp the portfolio primarily in that senior secured private debt assets. We as the Barings platform, as you can imagine, have access to many different attractive investment opportunities across the credit and fixed-income markets. I think depending on what those market opportunities look like at various points in time, we will look at how to best utilize that to benefit shareholders as well as our significant investment alongside of this. But the initial focus is on executing the plan to build out the senior secured private debt portfolio.

David Brian Miyazaki - Confluence Investment Management LLC - SVP and Portfolio Manager

Okay, very good. And then, Steven, I think you had mentioned that the conversations at the SBA are ongoing at this point. But if we step back and think about and just make the presumption that the SBA is going to be repaid on all the debt and you start over from day 1 without it, Eric, how do you feel about gauging the SBA and utilizing the SBA as a source of debt? Is your origination consistent with the kind of underwriting that the SBA would like to see in an SBIC?

Eric J. Lloyd - Barings LLC - MD and Head of Global Private Finance

I don’t want to speak for the SBA and what they would want to see in an SBIC. However, if you look at their guidelines for size of companies and the like, our origination would — parts of our origination would be wholly consistent with those guidelines. And we do have interest in working with the company and working with the SBA on potential beneficiary of the licenses as part of this transaction.

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APRIL 04, 2018 / 1:00PM, TCAP - Triangle Capital Corp Announces Sale of Investment Portfolio and Simultaneous Externalization - M&A Call

David Brian Miyazaki - Confluence Investment Management LLC - SVP and Portfolio Manager

Okay. And as of right now, you don’t have any relationship with your other funds with the SBA right now?

Eric J. Lloyd - Barings LLC - MD and Head of Global Private Finance

We currently don’t have an SBA license as we sit today.

Operator

Our next question is a follow-up from Jonathan Bock of Wells Fargo Securities.

Jonathan Gerald Bock - Wells Fargo Securities, LLC, Research Division - MD and Senior Equity Analyst

Eric, just a market question right now. At what spread to LIBOR do you believe a well-diversified liquid portfolio would actually be at if you were to originate it today? Keeping in context the fact that you did put such a substantial sum into the category previously, just where are you seeing a broad portfolio LIBOR spread in the type of assets you’d hope to originate in a BDC today?

Eric J. Lloyd - Barings LLC - MD and Head of Global Private Finance

Yes, okay. So Tom McDonnell, who works on our liquid high-yield team, will be partnering with me and the management team as we ramp the liquid assets. As you sit today really in the marketplace, spreads have had some tightening. We’ve modeled portfolio that we believe under the prudent use of the 1:1 leverage will still cover our 6% dividend yield out of the gates. Those assets today are, let’s just call them, on a floating-rate basis for a single-B deal in the 300s type of spread. What we will do, though, as we get closer to closing will be evaluate the most attractive risk-adjusted returns at that time, not knowing what the markets will look like at that time, to generate a portfolio that we believe has lower volatility in the liquid side but still also provides the dividend coverage that we’re looking for.

Jonathan Gerald Bock - Wells Fargo Securities, LLC, Research Division - MD and Senior Equity Analyst

Got it. And then the follow-up then would be so originating at 6%, and we kind of understand math at lower leverage or even higher leverage, it would likely fall — that 6% level would likely fall beneath the 8% hurdle rate at which you’re establishing the BDC, which is very attractive, just my view. So does that mean that we as investors should assume no incentive fee is going to be paid for the foreseeable future as you start to ramp this dividend yield at NAV up to that 8% level?

Eric J. Lloyd - Barings LLC - MD and Head of Global Private Finance

Yes So answering specifically, I believe, Jonathan — if I don’t, please tell me I didn’t get your question right — the 8% hurdle rate is going to start at 8% day 1 and not at some lower level despite the asset yields being — and the dividend being at a lower level. So as long as our dividend payment is below the 8% return or the 8% hurdle, there will be no incentive fees paid.

Operator

Our next question comes from Leslie Vandegrift of Raymond James.

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APRIL 04, 2018 / 1:00PM, TCAP - Triangle Capital Corp Announces Sale of Investment Portfolio and Simultaneous Externalization - M&A Call

Robert James Dodd - Raymond James & Associates, Inc., Research Division - Research Analyst

A follow-up as well. On — Steven, I don’t know if you can tell us here. On the $1.78 that’s going to get paid to shareholders at close, do you know the — or have an idea what the tax classification of that is going to be? Is it going to be a return on capital or income?

Steven C. Lilly - Triangle Capital Corporation - Founder, Senior MD, CFO, Secretary, Chief Compliance Officer & Director

[Rob], we, at this point, believe — and honestly, there is still some work to be done. At this point, we believe it will be ordinary income, but it will not be classified as a dividend, as you say. This would not come out of the net assets of the ongoing entity.

Robert James Dodd - Raymond James & Associates, Inc., Research Division - Research Analyst

Got it, got it. On — and then another one — just a couple of follow-ups. On the co-investment — the exemptive relief that Barings has, will — if — post close, assuming everything goes according to plan, would the new TCAP entity automatically fall within that? Or would you have to refile with the SEC to get an expanded exemptive relief? And any time line that, that could take if there’s extra paperwork?

Eric J. Lloyd - Barings LLC - MD and Head of Global Private Finance

Our [view is it] falls within that, and it will immediately be able to co-invest in those investment opportunities.

Robert James Dodd - Raymond James & Associates, Inc., Research Division - Research Analyst

Got it. Got it. And then one last just some nitty-gritty ones. Another one, Steven. On the — you mentioned onetime fees that net out to get that kind of $13.80 asset value to shareholders. Does — would — does that include potential onetime accelerated amortization fees if you have to repay the SBI debentures — or the SBIC debentures? Or would that be in addition to that?

Steven C. Lilly - Triangle Capital Corporation - Founder, Senior MD, CFO, Secretary, Chief Compliance Officer & Director

Robert, thanks. It is a fully loaded number, assuming the entire balance sheet is settled, including the — our financing fees. So obviously, to the point, I think, Eric was making just a minute ago, were the SBA in — obviously in its sole discretion to believe that Barings or the BSP on their side — but in this case, since we’re talking about Barings, were to be a good long-term partner, then some of those or all of those may continue to reside on the balance sheet. But unknown at this point, so we made the conservative assumption to take 100%.

Operator

There are no further questions. I’d like to turn the call back over to Ashton Poole for any closing remarks.

E. Ashton Poole - Triangle Capital Corporation - CEO & Chairman of the Board

Great. Thank you, Michelle.

We appreciate everyone dialing in today’s call to discuss the announced transactions. It’s an exciting day for Triangle, for Barings and for BSP, and we look forward to continue discussions with you as we proceed towards closing.

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APRIL 04, 2018 / 1:00PM, TCAP - Triangle Capital Corp Announces Sale of Investment Portfolio and Simultaneous Externalization - M&A Call

Operator

Ladies and gentlemen, thank you for participating in today’s conference. This does conclude the program, and you may all disconnect. Everyone, have a great day.

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Additional Information and Where to Find It

In connection with the proposed transactions, Triangle Capital Corporation (“Triangle” or the “Company”) plans to file with the Securities and Exchange Commission (the “SEC”) and mail to its shareholders a proxy statement on Schedule 14A (the “Proxy Statement”). The Proxy Statement will contain important information about Triangle, Barings LLC (“Barings”), Benefit Street Partners L.L.C. (“BSP”), the proposed transactions and related matters. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS THERETO, CAREFULLY AND IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT TRIANGLE, BARINGS, BSP, THE PROPOSED TRANSACTIONS AND RELATED MATTERS. Investors and security holders will be able to obtain the Proxy Statement and other documents filed with the SEC by Triangle, free of charge, from the SEC’s website at www.sec.gov and from Triangle’s website at www.TCAP.com. Investors and security holders may also obtain free copies of the Proxy Statement and other documents filed with the SEC from Triangle by contacting its Investor Relations Department at 919-747-8615.

Participants in the Solicitation

Triangle, Barings and BSP and their respective directors, executive officers and employees and other persons may be deemed to be participants in the solicitation of proxies from the shareholders of Triangle common stock in respect of the proposed transactions. Information regarding Triangle’s directors and executive officers is available in its definitive proxy statement for Triangle’s 2018 annual meeting of shareholders filed with the SEC on March 1, 2018 (the “TCAP 2018 Proxy Statement”), as modified or supplemented by any Form 3 or Form 4 filed with the SEC since the date of the TCAP 2018 Proxy Statement. Information about the respective directors and executive officers of Barings and BSP will be set forth in the Proxy Statement if and when it is filed with the SEC. Other information regarding the interests of the participants in the proxy solicitation will be included in the Proxy Statement if and when it becomes available. These documents can be obtained, or will be available, free of charge from the sources indicated above.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains “forward-looking” statements, including statements regarding the proposed transactions. All statements, other than historical facts, including but not limited to statements regarding the expected timing of the closing of the proposed transactions; the ability of the parties to complete the proposed transactions considering the various closing conditions; the expected benefits of the proposed transactions such as improved operations, enhanced revenues and cash flow, growth potential, market profile and financial strength; the competitive ability and position of Triangle following completion of the proposed transactions; and any assumptions underlying any of the foregoing, are forward-looking statements. Forward-looking statements concern future circumstances and results and other statements that are not historical facts and are sometimes identified by the words “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “project,” “predict,” “continue,” “target” or other similar words or expressions. Forward-looking statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove to be incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, (1) that one or more closing conditions to the transactions may not be satisfied or waived, on a timely basis or otherwise, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the proposed transactions, may require conditions, limitations or restrictions in connection with such approvals or that the required approvals by the shareholders of Triangle may not be obtained; (2) the risk that the transactions contemplated by the asset purchase agreement and the stock purchase and transaction agreement may not be completed in the time frame expected by parties, or at all; (3) unexpected costs, charges or expenses resulting from the proposed transactions; (4) uncertainty of the expected financial performance of Triangle following completion of the proposed transactions; (5) failure to realize the anticipated benefits of the proposed transactions, including as a result of delay in completing the proposed transactions; (6) the ability of Triangle and/or Barings to implement its business strategy; (7) the occurrence of any event that could give rise to termination of the agreements; (8) the risk that shareholder litigation in connection with the proposed transactions may affect the timing or occurrence of the contemplated transactions or result in significant costs of defense, indemnification and liability; (9) evolving legal, regulatory and tax regimes; (10) changes in general economic and/or industry specific conditions; and (11) other risk factors as detailed from time to time in Triangle’s reports filed with the SEC, including Triangle’s annual report on Form 10-K for the year ended December 31, 2017, periodic quarterly reports on Form 10-Q, periodic current reports on Form 8-K and other documents filed with the SEC.

Any forward-looking statements speak only as of the date of this communication. Triangle does not undertake any obligation to update any forward-looking statements, whether as a result of new information or developments, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on any of these forward-looking statements.